Exhibit 1

CLINTON GROUP AND CAMPUS EVOLUTION VILLAGES TO FILE PRELIMINARY PROXY STATEMENT

Also Supports Process to Evaluate Strategic Alternative

NEW YORK, February 23, 2015 /PRNewswire/ -- Clinton Group, Inc. (“Clinton” or “CGI”), a stockholder of Campus Crest Communities, Inc. ("Campus Crest", "CCG" or the "Company") (NYSE:CCG), and Campus Evolution Villages, LLC (“Campus Evolution Villages" or “CEV” and together with CGI, the “Clinton/Campus Evolution Group”), a leading private owner and operator of student housing assets, , intends to file its preliminary proxy statement and materials about Campus Evolution Group today with the SEC.

“We operate student housing properties in similar markets as the Company and are confident the Company can perform to shareholder’s expectations under our operating leadership,” said Evan Denner, Chief Investment Officer of Campus Evolution Villages. “We plan on elaborating on our strategic and operating plan for the Company in an upcoming presentation to shareholders. We have a number of questions on the existing management approach, and hope that we’re given an opportunity to engage with the Company during the Q&A session of the upcoming earnings call.”

“We are puzzled that the Board has elected to bulk sell undeveloped parcels of land and promote executive leadership internally while there is an ongoing process to sell the Company,” said Andrew Stark, Chief Executive Officer of Campus Evolution Villages. “In addition, I would expect that the existing Board would not pursue a stand-alone PIPE transaction, or a similar transaction, at this time since it would be dilutive to shareholders at the current depressed share price and further entrenching to a management team and Board whom we believe possess limited student housing and REIT expertise.”

“We are gratified that there is supposed inbound interest in Campus Crest, and the recently announced process to explore strategic alternatives is responsive, although curious in timing, to our initial inclinations expressed late last year,” said Joseph A. De Perio, Senior Portfolio Manager at Clinton Group. “While selling the Company is a good plan B, we believe that our plan is the best plan A and superior to the status quo. Our nominees intend on completing the strategic alternatives process after the annual meeting and will serve as fiduciaries to all shareholders without the prejudices that, in our view, have crippled the existing Board since the IPO.”

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

About Campus Evolution Villages, LLC

Campus Evolution Villages is a singularly focused student housing management company; a thought leader and change agent setting a new standard in student living that goes beyond merely heads in beds. Its senior management team has more than 25 years of experience in serving the student demographic. Campus Evolution Villages’ specialized focus and customer-centric approach gives it a unique perspective on the particular needs and challenges of managing student housing. Campus Evolution Villages owns and/or manages approximately10,000 beds today at 20 universities from San Diego, California to Clemson, South Carolina.

CEV and its principals have a proven track-record in student housing, commercial and residential real estate finance and development, and in growing successful operating real estate platforms, which gives it a unique insight into the nuances of student housing. The principals of CEV are seasoned leaders with turn-around and growth experience at both the corporate and asset level and also with significant exposure to the capital markets, including public company and shareholder know-how. CEV has wide-ranging student housing management experience and strong relationships with owners, universities and other institutions. Top-down leadership and brand building, with culture immersion and training, has separated CEV from its peers; CEV understands that student housing is a management-intensive operating business requiring a cohesive team at all touch-points focused on the experiential nature of student housing.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON"), SCOTT R. ARNOLD, RANDALL H. BROWN, WILLIAM A. FINELLI AND RAYMOND MIKULICH (THE "NOMINEES") AND CAMPUS EVOLUTION VILLAGES, LLC, EVAN DENNER AND ANDREW STARK (TOGETHER WITH CLINTON AND THE NOMINEES, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF CAMPUS CREST COMMUNITIES, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A TO BE FILED BY CLINTON WITH THE SEC ON FEBRUARY 23, 2015. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.

CONTACT: Joseph A. De Perio, Clinton Group, Inc., +1-212-825-0400

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